NAME OF REGISTRANT

Franklin Growth and Income Fund

File No. 811-334

EXHIBIT ITEM No. 77q(g): Exhibit to accompany Exhibit No. 77M.

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement") is made this 25th day of May, 2000 by and between Franklin Equity Fund, a corporation created under the laws of the State of California (the "Fund"), and Franklin Growth and Income Fund, a business trust created under the laws of the State of Delaware (the "Trust").

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Plan of Reorganization.

(a) Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the Trust, at the closing provided for in Section 2 (hereinafter referred to as the " Closing") all of its then-existing assets. In consideration thereof, the Trust agrees at the Closing (i) to assume and pay, to the extent that they exist on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), all of the Fund's obligations and liabilities, whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with the Agreement, including without limitation costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any, and taxes assessed by the State of California, if any, the obligations and liabilities allocated to the Fund to become the obligations and liabilities of the Trust, and (ii) to deliver to the Fund full and fractional shares of each class of the Trust equal in number to the number of full and fractional shares outstanding of each class of the Fund. The transactions contemplated hereby are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

(b) The Trust will effect such delivery by establishing an open account for each shareholder of the Fund and by crediting to such account, the exact number of full and fractional shares of the appropriate class of the Trust such shareholder held in the corresponding class of the Fund on the Effective Date of the Reorganization. Fractional shares of the Trust will be carried to the third decimal place. On the Effective Date of the Reorganization, the net asset value per share of beneficial interest of each class of the Trust shall be deemed to be the same as the net asset value per share of each corresponding class of the Fund. On such date, each certificate representing shares of a class of the Fund will represent the same number of shares of the corresponding class of the Trust. Each shareholder of the Fund will have the right to exchange his (her) share certificates for share certificates of the corresponding class of the Trust. However, a shareholder need not make this exchange of certificates unless he (she) so desires. Simultaneously with the crediting of the shares of the Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholder shall be canceled.

(c) As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under California law to terminate the Fund.

2. Closing and Effective Date of the Reorganization. The Closing shall commence at 2:00 p.m. Pacific time on August 9, 2000 or on such later date as the parties may agree, and shall be effective on the business day following the commencement of the Closing (the "Effective Date"). The Closing will take place at the principal offices of the Fund and the Trust at 777 Mariners Island Boulevard, San Mateo, CA 94404.

3. Conditions Precedent. The obligations of the Fund and the Trust to effectuate the Reorganization hereunder shall be subject to the satisfaction of each of the following conditions:

(a) Such authority and orders from the U.S. Securities and Exchange Commission (the "Commission") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

(b) One or more post-effective amendments to the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, containing (i) such amendments to such Registration Statement as are determined under the supervision of the Directors of the Fund to be necessary and appropriate as a result of the Agreement, and (ii) the adoption by the Trust as its own of such Registration Statement, as so amended, shall have been filed with the Commission, and such post-effective amendment or amendments to the Fund's Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated);

(c) Confirmation shall have been received from the Commission or the Staff thereof that the Trust shall, effective upon or before the Effective Date of the Reorganization, be duly registered as an open-end management investment company under the Investment Company Act of 1940, as amended;

(d) Each party shall have received a ruling from the Internal Revenue Service or an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, to the effect that the Reorganization contemplated by this Agreement qualifies as a "reorganization" under Section 368(a) of the Code, and, thus, will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Fund, the Trust or shareholders of the Fund or the Trust;

(e) The Fund shall have received an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, addressed to and in form and substance satisfactory to it, to the effect that (i) this Agreement and the Reorganization provided for herein, and the execution of this Agreement, has been duly authorized and approved by the Trust and constitutes a legal, valid and binding agreement of the Trust in accordance with its terms; (ii) the shares of the Trust to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be non-assessable by the Trust; and (iii) the Trust is duly organized and validly existing under the laws of the State of Delaware;

(f) The Trust shall have received an opinion from Messrs. Stradley, Ronon, Stevens & Young, LLP, addressed to and in form and substance satisfactory to it, to the effect that (i) this Agreement and the Reorganization provided herein, and the execution of this Agreement, has been duly authorized and approved by the Fund and constitutes a legal, valid and binding agreement of the Fund in accordance with its terms; and (ii) the Fund is duly organized, validly existing and in good standing under the laws of the State of California.

(g) The shares of the Trust shall have been duly registered, qualified or otherwise authorized for offering to the public in all states of the United States, the Commonwealth of Puerto Rico and the District of Columbia so as to permit the transfers contemplated by this Agreement to be consummated;

(h) This Agreement and the Reorganization contemplated hereby shall have been adopted by an affirmative vote of a majority the outstanding shares of the Fund at a meeting of shareholders of such Fund;

(i) The Trustees shall have taken the following action at a meeting duly called for such purposes:

(1) Approval of the Trust's Custodian Agreement;

(2) Selection of PricewaterhouseCoopers LLP as the Trust's independent public accountants for the fiscal year ending June 30, 2001;

(3) Approval of the investment management agreement between the Trust and Franklin Advisers, Inc., which is substantially identical to the current investment management agreement between the Fund and Franklin Advisers, Inc.;

(4) Authorization of the issuance by the Trust, prior to the Effective Date of the Reorganization, of one share of each class of the Trust, to the Fund in consideration for the payment of the current public offering price of each corresponding class of the Trust, for the purpose of enabling the Fund to vote on matters referred to in paragraph (j) of this Section 3;

(5) Approval of the submission of the matters referred to in paragraph (j) of this Section 3 to the Fund as sole shareholder of the Trust; and

(6) Authorization of the issuance by the Trust of shares of the Trust on the Effective Date of the Reorganization in exchange for the assets of the Fund pursuant to the terms and provisions of this Agreement.

(j) The shareholders of the Fund shall have voted to approve the Reorganization and, in connection with that vote, been informed that such a vote would have the effect of directing the Fund to vote, as sole shareholder of each class of the Trust, to:

(1) Elect as Trustees of the Trust (the "Trustees") the following individuals: Messrs. Abbott, Ashton, Fortunato, Johnson, Johnson, Johnson, Jr., LaHaye, Macklin and Wiskemann;

(2) Select PricewaterhouseCoopers LLP as the independent public accountants for the Trust for the fiscal year ending June 30, 2001, and

(3) Approve a new investment management agreement between the Trust and Franklin Advisers, Inc., which is substantially identical to the current investment management agreement between the Fund and Franklin Advisers, Inc.;

and the Fund shall have voted to approve each such item.

At any time prior to the Closing, any of the foregoing conditions may be waived by the Board of Directors of the Fund if, in the judgment of the Directors, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Fund.

4. Termination. The Board of Directors of the Fund may terminate this Agreement and abandon the Reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of the Directors, the facts and circumstances make proceeding with the Agreement inadvisable.

5. Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein or herein provided for.

6. Further Assurances. The Fund and the Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8. Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its Vice President and attested by its Secretary, all as of the day and year first-above written.

Attest: Franklin Growth and Income Fund

(a Delaware business trust)

By: Deborah R. Gatzek By: David P. Goss

Deborah R. Gatzek David P. Goss

Secretary Vice President

Attest: Franklin Equity Fund

(a California Corporation)

By: Deborah R. Gatzek By: David P. Goss

Deborah R. Gatzek David P. Goss

Secretary Vice President